EXHIBIT 10.2

Execution Version

EUR 70,000,000

SECURED FACILITY AGREEMENT

dated 12 April 2017

for

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

MERCER TIMBER PRODUCTS GMBH

as Borrowers

arranged by

UNICREDIT BANK AG

with

UNICREDIT BANK AG

acting as Agent, Issuing Bank and Hedging Bank

and

UNICREDIT BANK AG

acting as Security Agent

REVOLVING FACILITY AGREEMENT

- i -

35.	Calculations and Certificates	124

36.	Partial Invalidity	124

37.	Remedies and Waivers	125

38.	Amendments and Waivers	125

39.	Confidential Information	126

40.	Confidentiality of Funding Rates	130

41.	Governing Law	132

42.	Enforcement	132

43.	Conclusion of this Agreement (Vertragsschluss)	133

Schedule 1 The Original Parties		134

Part I The Original Obligors		134

Part II The Original Lenders		135

Schedule 2 Conditions Precedent		136

Part I Conditions Precedent to Initial Utilisation		136

Part II Conditions Precedent required to be delivered by an Additional Guarantor		139

Schedule 3 Utilisation Request		141

Schedule 4 Form of Transfer Certificate		142

Schedule 5 Form of Accession Letter		144

Schedule 6 Form of Resignation Letter		145

Schedule 7 Form of Compliance Certificate		146

Schedule 8 Existing Letters of Credit		147

Schedule 9 Existing Security		148

Schedule 10 Existing Indebtedness		149

Schedule 11 LMA Form of Confidentiality Undertaking		150

Schedule 12 Timetables		155

- ii -

THIS AGREEMENT (the “Agreement”) is dated 12 April 2017 and made between:

(1)

ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena with registration number HRB 210443 (“ZPR”);

(2)

MERCER TIMBER PRODUCTS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Hauptsraße 16, 07366 Blankenstein, Federal Republic of Germany and is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena with registration number HRB 513236 (“MTP” and together with ZPR, the “Borrowers” and each a “Borrower”);

(3)	THE SUBSIDIARIES of the Ultimate Parent (as defined below) listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(4)	UNICREDIT BANK AG as mandated lead arranger ( the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	UNICREDIT BANK AG as agent of the other Finance Parties (the “Agent”);

(7)	UNICREDIT BANK AG as Issuing Bank (as defined below);

(8)	UNICREDIT BANK AG as Hedging Bank (as defined below); and

(9)	UNICREDIT BANK AG as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Acquisition” means the purchase by MTP and ZPR of the Friesau facilities for an aggregate amount of (i) EUR 52,000,000 in relation to the acquisition of the sawmill (and related assets) by MTP, (ii) EUR 6,000,000 in relation to the acquisition of real estate by ZPR and (iii) additional defined working capital items, in each case pursuant to a purchase agreement dated 21 February 2017 entered into between, inter alios, ZPR, MTP, the Ultimate Parent, Klausner Holding Deutschland GmbH, Klausner Holz Thüringen GmbH and Klausner Trading International GmbH.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25.2 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one (1) month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Munich and which is a TARGET Day.

“Code” means the US Internal Revenue Code of 1986.

“Change of Control” means if:

(a)	the Ultimate Parent ceases to Control the Parent;

(b)	the Ultimate Parent ceases to Control the Borrowers; or

(c)	any other person or group of persons acting in concert gains direct or indirect Control of the Ultimate Parent, the Parent and the Borrowers (or any of them),

and for the purposes of this definition, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares or partnership interests in a person, either directly or indirectly, to obtain or consolidate Control of such person.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Control” means the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, 51 per cent. or more of the maximum number of votes that might be cast at a general meeting of such body corporate or another entity; or

(b)	appoint or remove all, or the majority, of the partners, directors, management board members, or other equivalent officers of such body corporate; and/or the holding of 51 per cent. or more of the issued share capital of such body corporate or holding the post of managing partner of a limited partnership or legal partnership (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) and “Controlled” shall be construed accordingly.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrowers, any Obligor, the Group, the Mercer Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or the Mercer Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrowers and the Agent.

“Dangerous Substance” means any chemical, biological, industrial, toxic, contaminant, explosive, radioactive, hazardous or dangerous emissions, noise and any natural or artificial substance (in whatever form) including asbestos, oil, petroleum, warfare agents (Kampfstoffe) other waste and any genetically modified organism the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare at any site owned, leased, occupied or used by any member of the Group or requires remediation under Environmental Law, in each case including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” has the meaning given to such term in the Shareholders’ Undertaking Agreement.

“Domination Agreement” means the domination and profit and loss absorption agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into on 7 May 1999 between ZPR Logistik GmbH (as the dominated company (beherrschte Gesellschaft)) and ZPR.

“Environment” means all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground, such as soil-vapour), water (including ground and surface water, coastal or inland waters, aquifers, leachates, pipes, drains and sewers) and land (including buildings and other structures in, on or under it and any surface and sub-surface soil) and human health or safety, living organism and ecological systems.

“Environmental Claim” means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)

that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, leased, occupied or used by any member of the Group into any part of the Environment; or

(b)

any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment,

other than those in compliance with Environmental Law or any Environmental Permit, as the case may be.

“Environmental Law” means all regulations, agreements with the authorities and the like having legal effect in Germany concerning the protection of, or the prevention of damage to, human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances or the regulation or control of Dangerous Substances or Environmental Contamination or the provision of remedies in relation to harm or damage to the Environment, plus the applicable World Bank Environmental Health and Safety Guidelines.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned, leased, occupied or used by the relevant member of the Group.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	if no Screen Rate is available for the Interest Rate Period of that Loan, as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Indebtedness” means any Financial Indebtedness of the Group set out in Schedule 9 (Existing Indebtedness).

“Existing Letters of Credit” means the letters of credit under the Existing Revolving Facility outstanding on the date of this Agreement and which are listed in Schedule 8 (Existing Letters of Credit).

“Existing Revolving Facility” means the revolving credit facility agreement, dated 9 August 2009 as amended by certain amendment agreements dated 23 October 2012 and 5 February 2016 (and as further amended, supplemented or otherwise modified from time to time), entered into between, inter alios, ZPR as original borrower, the Parent as original guarantor, UniCredit Bank AG (formerly Bayerische Hypo- und Vereinsbank AG) as arranger, agent, security agent, issuing bank and original lender and others.

“Existing Security” means the Security of the Group set out in Schedule 8 (Existing Security).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means, in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arranger, Agent or Security Agent and each of the Borrowers setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 13.4 (Fees payable in respect of Letters of Credit).

“Finance Document” means this Agreement, the Shareholders’ Undertaking Agreement, the Security Documents, the Release Agreement, any Hedging Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrowers.

“Finance Party” means the Agent, the Arranger, the Security Agent, the Issuing Bank, the Hedging Bank or a Lender.

“Financial Indebtedness” means (without any duplication) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares redeemable by the holder of such shares prior to the expiry of the Termination Date; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in Germany.

“German Obligor” means any Obligor incorporated or established (as the case may be) in the Federal Republic of Germany.

“Group” means ZPR and its Subsidiaries and MTP and its Subsidiaries each for the time being and “member of the Group” shall be construed accordingly.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25.2 (Changes to the Obligors).

“Hedging Agreements” means the English law governed ISDA Master Agreement or the German law governed German Master Framework Agreement in its applicable form together with its annexes and schedules) including any supplemental agreement, confirmation, schedule or other agreement in agreed form that may to be entered into by any of the Borrowers and the Hedging Bank (if any) for the purpose of hedging the types of liabilities and/or risks in relation to the Facility.

“Hedging Bank” means UniCredit Bank AG.

“Hedging Pledge Agreement MTP” means the pledge agreement regarding claims under the Hedging Agreements dated on or about the date of this Agreement and entered into between MTP as pledgor and the Security Agent as pledgee.

“Hedging Pledge Agreement ZPR” means the pledge agreement regarding claims under the Hedging Agreements dated on or about the date of this Agreement and entered into between ZPR as pledgor and the Security Agent as pledgee.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Insurances” means any and all of the contracts of insurance and reinsurance that each Borrower is required to procure and maintain pursuant to the terms hereof.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest and lump sum damages).

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for that Loan.

“Issuing Bank” means each Party identified above as an issuing bank and any Party which has become an Issuing Bank pursuant to Clause 6.7 (Appointment of additional Issuing Banks) (and if there is more than one such Party, such Parties shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or has been requested to issue that Letter of Credit.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership (limited or otherwise) or any other entity.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit or any guarantee, indemnity or other instrument in a form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority Lenders) and the Issuing Bank.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 65% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 65% of the Total Commitments immediately prior to the reduction).

“Margin” means 2.95 per cent. per annum.

“Material Adverse Effect” means an event, occurrence or condition which has a material adverse effect (as compared with the situation which would have prevailed but for such events, occurrence or condition) on:

(a)	the business, operations, property and financial condition of the Group taken as a whole;

(b)	the ability of any Borrower to perform any of its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents.

“Mercer Group” means the Ultimate Parent and its Subsidiaries for the time being and “member of the Mercer Group” shall be construed accordingly.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MTP Account Pledge Agreement” means the account pledge agreement (Kontenverpfändungsvertrag) dated on or about the date of this Agreement and entered into between MTP as pledgor, the Security Agent as pledgee.

“MTP Assignment Agreement” means the assignment agreement (Abtretungsvertrag) dated on or about the date of this Agreement and entered into between MTP as assignor and the Security Agent as assignee.

“MTP Security Transfer Agreement” means the security transfer agreement (Sicherungsübereignungsvertrag) dated on or about the date of this Agreement and entered into between MTP as transferor and the Security Agent as transferee.

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means:

(a)	in relation to the Ultimate Parent, the audited consolidated financial statements of the Mercer Group for the financial year ended 2016; and

(b)	in relation to ZPR, its unaudited financial statements for its financial year ended 2016.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Obligor” means a Borrower or an Original Guarantor.

“Parent” means DZ Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany having its business address at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and registered with the local court (Amtsgericht) of Jena with registration number HRB 210435.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a)	the Existing Security until it is discharged pursuant to the terms of the Release Agreement;

(b)	any lien arising by operation of law or in the ordinary course of trading;

(c)	any Security arising by operation of any retention of title agreement entered into in the ordinary course of trading;

(d)	any Security over assets in connection with lease agreements having an aggregate contract value of EUR 10,000,000 in respect of each Borrower at any time;

(e)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within 180 days of the date of acquisition of such asset;

(f)

any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within 180 days of that company becoming a member of the Group;

(g)	any security securing Hedging Agreements;

(h)	any liens for taxes or arising as a result of litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(i)	any Transaction Security;

(j)	any Security securing any Financial Indebtedness permitted in accordance with paragraph (e) of the definition of Permitted Indebtedness; and/or

(k)

other liens on assets that were not incurred in connection with Financial Indebtedness and that do not in the aggregate materially adversely affect the value of the said assets or materially impair their use in the ordinary course of business.

“Permitted Indebtedness” means any:

(a)	Existing Financial Indebtedness;

(b)	until the date on which each of the conditions specified in Clause 4.1 (Initial conditions precedent) have been satisfied or waived by the Agent, the Existing Revolving Facility;

(c)	Financial Indebtedness incurred under, or as expressly permitted by, the Transaction Documents;

(d)	Financial Indebtedness incurred under the hedging transactions contemplated and documented by the Hedging Agreements;

(e)

Financial Indebtedness incurred as Subordinated Debt by any Borrower, or if made available to any other Obligor than the Borrowers, to the extent on-lent or otherwise passed on to any Borrower, which is legally and structurally subordinated to any liabilities (including contingent liabilities) of the Borrowers and the relevant Obligor under the Finance Documents in accordance with the Shareholders’ Undertaking Agreement;

(f)

Financial Indebtedness incurred by the Borrowers (or any of them) in the ordinary course of business which does not exceed an aggregate amount in respect of the Borrowers (calculated on a combined basis) of EUR35,000,000 (or the equivalent in any other currency) at any time; and

(g)	any other Financial Indebtedness permitted by the Majority Lenders from time to time.

“Permitted Transaction” means:

(a)	the Acquisition;

(b)	any transaction contemplated by the Domination Agreement (including the termination of the Domination Agreement);

(c)

transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business (including with respect to affiliates on an arm’s length basis); and

(d)	any other disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents or as permitted by the Majority Lenders.

“Purchase Agreement” means the purchase agreement dated 21 February 2017 in relation to the Acquisition.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Reduction Date” means any days on which a prepayment or cancellation in accordance with Clause 9 (Prepayment and cancellation) is to occur, but if any of those dates is not a Business Day, then that Reduction Date shall be deemed to be the immediately succeeding Business Day.

“Reduction Instalment” means the aggregate amount to be repaid or cancelled on any Reduction Date.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means UniCredit Bank AG or such other entities as may be appointed by the Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Release Agreement” means the release agreement dated on or about the date of this Agreement and entered into between ZPR and MTP as security grantors and the Security Agent in connection with the release of certain Existing Security.

“Relevant Jurisdiction” means:

(a)	the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated.

“Relevant Market” means the European interbank market.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clause 20.1 (Status), Clause 20.2 (Binding obligations), Clause 20.3 (Non-conflict with other obligations), Clause 20.4 (Power and authority), Clause 20.5 (Validity and admissibility in evidence), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default), Clause 20.10 (No misleading information), Clause 20.11 (Financial Statements), Clause 20.12 (Pari passu ranking) and Clause 20.15 (Good title to assets).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid; or (ii) a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit; and

(c)	made or to be made to the same Borrower for the purpose of : (i) refinancing that maturing Loan; or (ii) satisfying the relevant claim in respect of that Letter of Credit.

“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Obligations” means all present and future obligations and liabilities at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether actual or contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, the Agent, the Hedging Bank, each Issuing Bank, each Lender and the Arranger from time to time party to this Agreement.

“Security” means a mortgage, charge, land charge (Grundschuld), pledge, lien, assignment, transfer for security purposes, extended retention of title arrangements (verlängerter Eigentumsvorbehalt) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of:

(a)	the ZPR Account Pledge Agreement;

(b)	the MTP Account Pledge Agreement,

(c)	the ZPR Assignment Agreement;

(d)	the MTP Assignment Agreement;

(e)	the ZPR Security Transfer Agreement;

(f)	the MTP Security Transfer Agreement;

(g)	the Hedging Pledge Agreement MTP;

(h)	the Hedging Pledge Agreement ZPR; and

(i)

any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Shareholder Distribution Account MTP” means the account named “Shareholder Distribution Account MTP” held by MTP with UniCredit Bank AG.

“Shareholder Distribution Accounts” means the Shareholder Distribution Account MTP and the Shareholder Distribution Account ZPR.

“Shareholder Distribution Account ZPR” means the account named “Shareholder Distribution Account ZPR” held by ZPR with UniCredit Bank AG.

“Shareholder Loan Agreements” means:

(a)	the shareholder loan agreement in the agreed form for the aggregate amount of EUR 34,000,000 entered into on or about March 27, 2017 between the Ultimate Parent as lender and MTP as the borrower; and

(b)	any other document, entered into on substantially the same terms as the Shareholder Loan Agreement and agreed to be a “Shareholder Loan Agreement” by both the Agent and a Borrower.

“Shareholders’ Undertaking Agreement” means the shareholders’ undertaking agreement dated 19 August 2009 as amended and restated by an amendment and restatement agreement dated on or about the same date of this Agreement entered into between, inter alios, the Agent, the Security Agent, the Parent, the Ultimate Parent and the Borrowers.

“Specified Time” means a day or time determined in accordance with Schedule 11 (Timetables).

“Subordinated Debt” means any debt incurred by a member of the Group pursuant to a Shareholder Loan Agreement including interest and accrued interest.

“Subsidiary” means a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means the date falling five (5) years after the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being EUR 70,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Shareholder Loan Agreements, the Domination Agreement and any other document agreed to be a “Transaction Document” by both the Agent and the Borrowers.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (or any of them) pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 25.5 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Ultimate Parent” means Mercer International Inc. a corporation organised under the laws of the State of Washington, United States of America, having its office at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“ZPR Account Pledge Agreement” means the account pledge agreement (Kontenverpfändungsvertrag) dated on or about the date of this Agreement and entered into between ZPR as pledgor, the Security Agent as pledgee.

“ZPR Assignment Agreement” means the assignment agreement (Abtretungsvertrag) dated on or about the date of this Agreement and entered into between ZPR as assignor and the Security Agent as assignee.

“ZPR Security Transfer Agreement” means the security transfer agreement (Sicherungsübereignungsvertrag) dated on or about the date of this Agreement and entered into between ZPR as transferor and the Security Agent as transferee.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Agent”, the “Arranger”, the “Security Agent”, any “Finance Party”, any “Issuing Bank”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(viii)	a Lender’s “participation” in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(ix)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to Munich time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

Unless a contrary indication appears, when an obligation is stated to be an obligation of the Borrowers, each Borrower shall be jointly and severally (gesamtschuldnerisch) responsible for such obligation.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)

A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank for which that cash cover is to be provided;

(ii)

until no amount is or may be outstanding under that Letter of Credit withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit ; and

(iii)	the Borrower has executed a security document, in form and substance satisfactory to the Issuing Bank with which that account is held, creating a first ranking security interest over that account.

(h)	A Borrower “repaying” or “prepaying” a Letter of Credit means:

(i)	that Borrower providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(i)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(j)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(k)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(l)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(m)	A Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Letter of Credit in accordance with paragraph (h) above.

(n)

Subject to Clause 38.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(o)	Nothing in this Agreement shall be construed so as to exclude (erlassen) the liability of any person for its own gross negligence (grobe Fahrlässigkeit) and/or wilful misconduct (Vorsatz).

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	English language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5	Shareholder Distribution Accounts

Notwithstanding any provision of this Agreement or any other Finance Document to the contrary, each Borrower, the Agent, the Security Agent and the Lenders agree that:

(a)	the Shareholder Distribution Accounts shall not be subject to any Transaction Security from, by or under any Finance Document; and

(b)

nothing herein or in any Finance Document shall restrict, prohibit or otherwise limit any Borrower from paying, disbursing, transferring or transmitting all or parts of any moneys or assets in a Shareholder Distribution Account in its respective sole discretion from time to time and at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	its general corporate and working capital purposes; and

(b)

financing of working capital purposes in relation to the Acquisition (including related Acquisition costs, fees and expenses in an amount of up to EUR 2,000,000) in an aggregate amount of up to EUR 10,000,000 in total for both Borrowers.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)

The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving the notice in paragraph (a) above. Without prejudice to paragraph (a) above, a Borrower may deliver a Utilisation Request prior to the receipt of a respective notice by the Agent, provided that such Utilisation Request shall only become effective upon the Agent delivering the notice in paragraph (a) above.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten (10) or more Utilisations would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of EUR 1,000,000 (or its equivalent) or if less, the Available Facility.

(c)	The aggregate amount of Loans outstanding and borrowed by MTP shall not exceed EUR 45,000,000 at any time.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met and subject to Clause 8 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan in each case by the Specified Time.

5.5	Cancellation of Commitment

(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Facility

(a)	The Facility may be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Letters of Credit.

(c)

In determining the amount of the Available Facility and a proposed Letter of Credit for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower may, subject to the Available Commitment of the Lender acting as Issuing Bank, request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Issuing Bank which is to issue the Letter of Credit;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period;

(d)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(e)	the Expiry Date of the Letter of Credit falls on or before the Termination Date;

(f)	the delivery instructions for the Letter of Credit are specified; and

(g)	the identity of the beneficiary and the purpose of the Letter of Credit are approved by the Agent and the Issuing Bank.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Letter of Credit must be such that it is not higher than the Issuing Bank’s respective Available Commitment.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)

in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Letter of Credit issued will reduce the Commitment of the Issuing Bank in its capacity as Lender until such Letter of Credit is repaid or discharged.

(d)	The Agent shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)	Each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)

The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Letter of Credit in any particular form of communication.

6.6	Deemed Issuance of Existing Letters of Credit

On the date that each of the conditions specified in Clause 4.1 (Initial conditions precedent) have been satisfied or waived by the Agent, the Existing Letters of Credit shall be deemed to have been issued in accordance with Clause 6.5 (Issue of Letters of Credit).

6.7	Renewal of a Letter of Credit

(a)

A Borrower may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.8	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.9	Appointment of additional Issuing Banks

Any Lender which has agreed to a Borrower’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the relevant Borrower that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)

The relevant Borrower shall immediately on, or if such payment is being funded by a Loan, shall, within five (5) Business Days of, demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e)

If a Letter of Credit remains outstanding after the Termination Date but has on or before that date been repaid by way of provision of cash cover as set out in Clause 1.2(g) (Construction), that Letter of Credit shall be treated as being outstanding under a bilateral guarantee facility provided by the respective Issuing Bank, the terms of which (including the fee) are to be set out in a separate document between the respective Issuing Bank and the Borrower.

7.3	Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)

The obligations of each Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by the Borrowers in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(c)

The obligations of the Borrowers under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document, any Letter of Credit or any other document or security including, without limitation, any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

Repayment of Loans

(a)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless that Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 31.1(Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If, in any applicable jurisdiction, at any time, it is or will become unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or at any time, it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled ; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 9.6 (Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrowers on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.2	Illegality in relation to Issuing Bank

If at any time it is or will become unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)

the relevant Borrower shall use its reasonable best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

9.3	Change of control

If a Change of Control occurs:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(c)

if the Majority Lenders so require, the Agent shall, by not less than thirty (30) Business Days’ notice to the Borrowers, cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Utilisations and amounts will become immediately due and payable.

9.4	Voluntary cancellation

A Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000 (or its equivalent)) of the Available Facility. Any cancellation under this Clause 9.4 shall reduce the Commitments of the Lenders rateably.

9.5	Voluntary prepayment of Utilisations

The Borrower to which a Utilisation has been made may, if it gives the Agent not less than thirty (30) days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the amount of the Utilisation by a minimum amount of EUR 1,000,000 (or its equivalent)).

9.6	Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from a Borrower under Clause 14.3 (Tax indemnity),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)

(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below; or

(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 9.1 (Illegality) to any Lender,

the Borrower may, on five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

9.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender or Issuing Bank, as appropriate.

(g)

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 9.2 (Change of control), or Clause 9.5 (Voluntary prepayment of Utilisations) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default interest and lump sum damages

(a)

If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 11, a Borrower may select an Interest Period of one (1), three (3) or six (6) Months, or of any other period agreed between the Borrower, the Agent and all the Lenders.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

11.2	Changes to Interest Periods

(a)

Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)

If, prior to the expiry of the Availability Period, two or more Interest Periods end on the same date, the Loans to which those Interest Periods relate shall be consolidate into, and treated as, a single Loan on the last day of the relevant Interest Period.

(c)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Unavailability of Screen Rate

(a)

If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)

If no Screen Rate is available for EURIBOR for the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for a period equal in length to the Interest Period of that Loan. If a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(c)

If paragraph (b) above applies but no Reference Bank Rate is available for the relevant Interest Period there shall be no EURIBOR for that Loan and Clause 12.3 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Market disruption

If before close of business in Munich on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for euro would be in excess of EURIBOR then Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.3	Cost of funds

(a)	If this Clause 12.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 12.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)

The Borrowers shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	ZPR shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate of 0.9 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)

The accrued commitment fee is payable semi-annually in arrears on each 30 June and 31 December during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Upfront Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter (if any).

13.4	Fees payable in respect of Letters of Credit

(a)

The Borrower shall pay to the Agent (for the account of the Issuing Bank) a Letter of Credit fee at an annual rate of 150 basis points on the outstanding amount of each Letter of Credit requested by that Issuing Bank for the period from the issue of that Letter of Credit until such Letter of Credit is repaid or prepaid in full.

(b)

The accrued Letter of Credit fee on a Letter of Credit shall be payable on the first day of each successive period of three (3) Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued Letter of Credit fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

13.5	Security Agent fee

The Borrowers shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter (if any).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

(a)	In this Clause 14:

“German Borrower” means a Borrower resident for tax purposes in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

Each Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Borrowers and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)

A Finance Party and each Obligor which makes a payment to which that Finance Party is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

(a)

The Borrowers shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or profit (or similar calculation) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrowers shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Borrower to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Borrower under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Borrower must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Borrower).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Borrower to reimburse or indemnify a Finance Party for any cost or expense, that Borrower shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)

Subject to Clause 15.3 (Exceptions) the Borrowers shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any substantiated Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with Basel III, CRD IV and CRR or any law or regulation that implements or applies Basel III, CRD IV and/or CRR.

(b)	In this Clause 15:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit; and

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iv)

“CRR” means the Regulation (EU) no. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) no. 648/2012.

15.2	Increased cost claims

(a)

Subject to Clause 15.3 (Exceptions), a Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Borrowers shall within five (5) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)

issuing or making arrangements to issue a Letter of Credit requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

16.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent and each Secured Party

(a)	The Borrowers shall indemnify the Security Agent and each Secured Party against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by a Borrower to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)

acting as Security Agent under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s gross negligence or wilful misconduct);

(v)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; and

(vi)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)

The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), or in respect of the Issuing Bank Clause 9.2 (Illegality in relation to Issuing Bank), Clause 14 (Tax gross-up and indemnities), or Clause 14.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent; or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Borrowers shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Agent’s and Security Agent’s management time and additional remuneration

(a)

In the event of a Default, the Borrowers shall pay to each of the Agent and the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (b) below.

(b)

If the Agent and/or the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Agent and the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement and preservation costs

Each Borrower shall, within five (5) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)

guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; the payment shall be due (fällig) within five (5) Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; and

(b)

undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three (3) Business Days of a written demand by that Finance Party (or the Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

19.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Excluded defences

(a)

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 19, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)

The obligations of each Guarantor under this Clause 19 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 19 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)

For the avoidance of doubt nothing in this Clause 19 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

19.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This applies irrespective of any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to exercise any right of set-off against any Obligor; and/or

(d)

to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Guarantee Limitation

(a)	In this Clause 19.10:

“German Guarantor” means a Guarantor incorporated or established in Germany in the legal form of a limited liability company (GmbH) or a limited partnership with a limited liability company as general partner (GmbH & Co. KG).

“Guarantee” means the guarantee and indemnity given pursuant to this Clause 19 (Guarantee and Indemnity).

“Net Assets” means an amount equal to the sum of the amounts of the German Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch, “HGB”)) less the aggregate amount of such German Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that:

(a)	any obligations (Verbindlichkeiten) of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner)

(i)

owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Financial Indebtedness outstanding under this Agreement (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; or

(ii)	incurred in violation of any of the provisions of the Finance Documents,

shall be disregarded; and

(b)

the assets of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) shall be assessed at their liquidation value (Liquidationswert) instead of their book value (Buchwert) if, at the time demand under the Guarantee is made, a negative prognosis as to whether the business can carry on as a going concern (negative Fortführungsprognose) must be made.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to a German Guarantor the aggregate amount of:

(a)

its (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) such increase has been effected with the prior written consent of the Agent (even if such increase is permitted under this Agreement or any other Finance Document) and (ii) only to the extent it is fully paid up; and

(b)

its (or when applicable where the German Guarantor is a GmbH & Co. KG, its general partner’s) amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with section 268 para 8 HGB or section 272 para 5 HGB, as applicable.

“Up-stream and/or Cross-stream Guarantee” means any Guarantee if and to the extent such Guarantee secures the obligations of an Obligor which is a shareholder of the German Guarantor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Guarantee if and to the extent the Guarantee guarantees amounts outstanding under any Finance Document in relation to any financial accommodation made available under such Finance Document to any Borrower and on-lent or otherwise passed on to, or issued for the benefit of, the relevant German Guarantor or any of its Subsidiaries (and, where the German Guarantor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its Subsidiaries) and outstanding from time to time.

(b)	This Clause 19.10 applies if and to the extent the Guarantee is given by a German Guarantor and is an Up-stream and/or Cross-stream Guarantee.

(c)	Each Finance Party agrees that the enforcement of the Guarantee given by a German Guarantor shall be limited if and to the extent that:

(i)	the Guarantee constitutes an Up-stream and/or Cross-stream Guarantee; and

(ii)	payment under the Guarantee would otherwise

(A)

have the effect of reducing the German Guarantor’s (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) Net Assets to an amount that is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(B)

thereby give rise to a violation of the capital maintenance requirement as set out in section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(iii)

the relevant German Guarantor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in Clauses 19.10(d) and 19.10(e) below.

(d)

Within five (5) Business Days after a Finance Party has made a demand under the Guarantee, the German Guarantor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent the Guarantee is an Up-stream and/or Cross-stream Guarantee and an enforcement of the Guarantee would have the effects referred to in Clause 19.10(c)(ii) above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner). The relevant German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Management Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Management Determination would not cause the effects set out in Clause 19.10(c)(ii) above (irrespective of whether or not the Agent agrees with the Management Determination).

(e)

If the Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Determination, it may within twenty (20) Business Days of its receipt request the German Guarantor to deliver, at its own cost and expense, within twenty (20) Business Days of such request an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by a firm of auditors of international standing and reputation appointed by the German Guarantor in consultation with the Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the “Auditor’s Determination”). The German Guarantor shall fulfil its obligations under the Guarantee within three (3) Business Days of providing the Auditor’s Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in Clause 19.10(c)(ii) above.

(f)

No reduction of the amount enforceable pursuant to this Clause 19.10 will prejudice the right of the Finance Parties to continue to enforce the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

(g)

Each German Guarantor shall (and, in the case of a German Guarantor in the form of a GmbH & Co. KG, shall procure that its general partner will) do everything commercially justifiable and legally permitted to avoid the enforcement of the Guarantee becoming limited pursuant to the terms of this Clause 19.10 and shall in particular, within three (3) months after a written request of the Agent realise at least at market value any of its (and, in the case of a GmbH & Co. KG, any of its general partner’s) assets that is not necessary for its business (nicht betriebsnotwendig) (or, in the case of a GmbH & Co. KG, that of its general partner) and is shown in its (or, in the case of a GmbH & Co. KG, its general partner’s) balance sheet with a book value that is in the reasonable opinion of the Agent significantly lower than the market value.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It and each of its Subsidiaries:

(i)	(other than in respect of any limited partnership) is duly incorporated and validly existing under the laws of the Relevant Jurisdiction as limited liability companies;

(ii)	(in case of any limited partnership only), is duly established and validly existing as a limited partnership under the laws of the Federal Republic of Germany; and

(iii)

(in the case of a German Obligor only) the place from which it is administered and where all managerial decisions are taken (tatsächlicher Verwaltungssitz) is located within the Federal Republic of Germany.

(b)	It and each of its Subsidiaries has the power to own its assets.

(c)	It and each of its Subsidiaries has all material Authorisations necessary to carry on its business as it is being conducted, except as would not have a Material Adverse Effect.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium or other laws of general application from time to time in effect relating to or affecting the creditors’ rights and remedies generally.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets,

where, in respect of paragraph (a) or paragraph (b) above, such non-performance or conflict might reasonably be expected to have a Material Adverse Effect.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

20.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation or establishment, any jurisdiction in which it carries on business or any jurisdiction in which it is tax resident to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or establishment it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.9	No default

(a)	No Event of Default is continuing or would be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default (howsoever defined) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

20.10	No misleading information

(a)

Any factual information provided by any member of the Group for the purposes of any Permitted Transaction was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

So far as it is aware after making reasonable enquiries, all other written information provided by any member of the Group to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and in light of the circumstances at the time or as at the date (if any) at which it is stated, except as may be superseded by subsequent written information provided to such Finance Party, is not misleading in any material respect.

20.11	Financial statements

Its most recent financial statements (delivered in accordance with Clause 21.1 (Financial statements) fairly and truly represent its financial condition and operations during the relevant financial year in all material respects.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.13	No proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.14	Insurances

It maintains Insurances on and in relation to its business and assets with reputable underwriters or insurance companies and such insurance is in full effect.

20.15	Good title to assets

It and each of its Subsidiaries has a good and valid title to, or valid leases or licences of, the assets necessary to carry on its business in all material respects as presently conducted.

20.16	Environmental compliance

It and each of its Subsidiaries has obtained all requisite Environmental Permits required for the carrying on of its business as currently conducted and has at all times complied with:

(a)	all applicable Environmental Laws; and

(b)	the terms and conditions of such Environmental Permits,

where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.17	Environmental Claims

No Environmental Claim which, if determined against it or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.18	Taxation

(a)

It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets or, as the case may be, upon such Subsidiary or the assets of such Subsidiary within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) payment can be lawfully withheld) and to the extent that any Taxes are not due and payable, the relevant Borrower has provided adequate reserves for the payment of those Taxes in accordance with GAAP.

(b)	It and each of its Subsidiaries is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which might reasonably be expected to have a Material Adverse Effect.

20.19	Indebtedness

No Obligor and no other member of the Group has any Financial Indebtedness other than Permitted Indebtedness.

20.20	No Security

Save for any Permitted Encumbrances:

(a)	no Security exists over any of the assets of any Obligor or any other member of the Group; and

(b)	no arrangement or transaction as described in clause 23.12 (Negative pledge) has been entered into by any Obligor or any other member of the Group and is outstanding.

20.21	Consents etc. relating to any Permitted Transaction

All material Authorisations which are required to be obtained under any applicable law or regulation for the consummation of each Permitted Transaction (including approval from shareholders, third parties and all applicable competition and anti-trust regulations authorities) have been obtained and are in full force and effect and all conditions of any such Authorisation have been complied with or will be complied with in all material respects.

20.22	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Compliance Certificate and the date of each Utilisation Request; and

(b)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of the relevant financial year:

(i)

the audited consolidated financial statements of the Ultimate Parent (including balance sheet, profit and loss statement, cash flow statement and related auditors’ report) for that financial year according to U.S. GAAP; and

(ii)

commencing with the fiscal year ended 31 December 2017, the audited financial statements (including balance sheet, profit and loss statement and cash flow statement) of each Borrower for that financial year; and

(iii)	for the first time as of 31 December 2017 the audited consolidated (combined) financial statements of the Borrowers for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each of its half-financial years the unaudited financial statements of the Borrowers;

(c)

for the first time as of 30 June 2017, as soon as the same become available, but in any event within 60 days after the end of each of its half-financial years the unaudited consolidated (combined) financial statements of the Borrowers for that period;

(d)

as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years the unaudited financial statements of each Borrower for that period; and

(e)

thirty (30) days prior to the beginning of each financial year, the budgeted balance sheet, the budgeted profit and loss statement and the budgeted cash flow statement for the next following financial year for each Borrower.

21.2	Compliance Certificate

(a)

The Borrowers shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up provided that as of 31 December 2018 MTP will be taken into account and the Borrowers shall supply a combined Compliance Certificate.

(b)

Each Compliance Certificate shall be signed by one director of the relevant Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraphs (a)(ii) and (iii), (b) and (c) of Clause 21.1 (Financial statements).

21.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrowers pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition in all material respects as at the date at which those financial statements were drawn up.

(b)

Each of the Borrowers will at the request of the Agent require and authorise its auditors to discuss with the Lenders any matter reasonably related to or arising out of the annual audit of any of the Borrowers by such auditors.

(c)

The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, other than those in Clause 21.1(a) which shall be prepared using U.S. GAAP.

21.4	Information: miscellaneous

Each Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, the details of any newly created Permitted Encumbrances (save for the creation of any Security in accordance with the definition of Permitted Encumbrances);

(b)	promptly, upon the request of the Agent, a certified copy of any agreement between an Obligor and any member of the Mercer Group;

(c)	promptly, the details of any newly created Permitted Indebtedness;

(d)

promptly upon becoming aware of it, the details of any tax field audit (Betriebsprüfung) which is current, threatened or pending against any member of the Group which would, if adversely determined, have a Material Adverse Effect;

(e)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have a Material Adverse Effect; and

(f)	promptly, the details of any change of its constitutional documents, any Transaction Document or any shareholders’ agreement.

21.5	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.6	Use of websites

(a)

Each Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	each Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between each Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify each Borrower accordingly and each Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by each Borrower and the Agent.

(c)	Each Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	a Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If a Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

21.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)

a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

A Borrower shall, by not less than ten 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the relevant Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.8	German Banking Act (Kreditwesengesetz)

Upon request of the Agent, the Borrowers shall provide the Agent with all such further information about its financial and business affairs, as well as the financial and business affairs of any of its Subsidiaries, in each case to the extent necessary for any Lender to comply with its duties under section 18 of the German Banking Act (Kreditwesengesetz).

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Clause 22.1:

“Calculation Date” means each 30 June and 31 December in each calendar year commencing as of 30 June 2017.

“Current Assets” means, on any date, the aggregate of the current assets of the relevant Borrower at such date (excluding any amount standing to the credit of any of the Shareholder Distribution Accounts).

“Current Liabilities” means, on any date, the aggregate of the current liabilities of the relevant Borrower at such date (but excluding any such liabilities relating to the Obligations and Utilisations made to a Borrower and guaranteed by it under this Agreement);

“Current Ratio” means, on any date, the ratio, expressed as a percentage, of Current Assets    to Current Liabilities.

“EBITDA” means, for any period, the net income of the relevant Borrower in accordance with GAAP, in each case for such period:

(a)	plus the amount of taxes on income, capital or gains of the Borrower in relevant financial statements and (without duplication) any provisions for taxes;

(b)	plus Interest Expense;

(c)

plus any other non-cash charges deducted against the net income of the Borrower in the relevant financial statements (including, without limitation, non-cash exchange rate gains or losses and non-cash effluent charges);

(d)	excluding extraordinary items;

(e)

minus (to the extent otherwise included) any net gain over book value arising in favour of an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any gain arising on any revaluation of any business or asset during such period;

(f)

plus (to the extent otherwise deducted) any net loss against book value incurred by an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any loss on any revaluation of any business or assets during such period;

(g)	plus any depreciation and amortisation (including for intangibles and goodwill) stated in the relevant financial statements.

“Interest Expense” means, for any period, (without duplication) the amount in EUR which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of capital leases, (b) interest on Subordinated Debt to the extent transferred to the Shareholder Distribution Account, (c) discount and acceptance fees payable (or deducted), (d) fees payable in connection with the issue or maintenance of any bond or bank guarantee, guarantee or other insurance against Financial Indebtedness and issued by a third party on behalf of the Obligors, (e) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness to the extent actually paid, and (f) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness) accruing in respect of, this agreement and all other Financial Indebtedness of the Obligors which have become due and payable during such period but excluding amortisation and write offs of debt issue costs.

“Leverage Ratio” means the ratio of Net Debt to EBITDA.

“Net Debt” means, on any date, the excess of:

the sum of (without duplication):

(a)	the principal amount of Utilisations made to the relevant Borrower outstanding on such date; and

(b)

the principal amount of other Financial Indebtedness (except current payables to suppliers) of the relevant Borrower outstanding on such date (excluding Subordinated Debt and Utilisations made to a Borrower and guaranteed by it under this Agreement), less

(c)	Unencumbered Cash at such date.

“Obligations” means, with respect to each Obligor, all obligations of such Obligor with respect to the repayment or performance of all obligations (monetary or otherwise) of such Obligor arising under or in connection with the Finance Documents and each other loan document and where the term “Obligations” is used without reference to a particular Obligor, such term means the Obligations of all Obligors.

“Unencumbered Cash” means, at any date, the principal amount of freely available cash balances maintained by a Borrower in bank accounts maintained with financial institutions located in approved locations on such date (and, for the avoidance of doubt, a cash balance shall not be freely available if it is subject to any lien in favour of any third party (excluding, however, any such lien arising by way of set-off rights under mandatory principles of applicable law).

22.2	Financial condition

(a)	ZPR shall ensure that for the period from the date of this Agreement to 30 June 2018 (including):

(i)	its Leverage Ratio in respect of any twelve months period on any Calculation Date shall not exceed 3.00:1; and

(ii)	its Current Ratio on any Calculation Date shall equal or exceed 110 per cent; and

(b)	The Borrowers shall ensure that for the period from 30 June 2018 to the Termination Date:

(i)	their Leverage Ratio in respect of any twelve months period on any Calculation Date shall not exceed 3.50:1; and

(ii)	their Current Ratio on any Calculation Date shall equal or exceed 110 per cent.

22.3	Financial testing

(a)

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) applying GAAP.

(b)	The financial covenants set out in paragraph (a) of Clause 22.2 (Financial condition) shall be calculated solely for ZPR based on its financial statements applying GAAP.

(c)	The financial covenants set out in paragraph (b) of Clause 22.2 (Financial condition) shall be calculated for ZPR and MTP based on combined financial statements applying GAAP.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

23.2	Compliance with laws

Each Borrower shall comply in all respects with all laws (including, but not limited to, for the avoidance of doubt, anti-corruption and boycott laws or sanctions applicable to it) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3	Compliance with Shareholders’ Undertaking Agreement

Each Borrower shall comply with any and all terms and conditions in the Shareholders’ Undertaking Agreement at all times, in particular with the obligation that:

(a)

a payment or distribution from ZPR to the Shareholder Distribution Account ZPR shall only be made in compliance with the requirements set out in paragraphs (a) to (e) of clause 2.4.1 (Permitted Payments) of the Shareholders’ Undertaking Agreement; and

(b)

a payment or distribution from MTP to the Shareholder Distribution Account MTP shall only be made in compliance with the requirements set out in paragraphs (a) to (e) of clause 2.4.2 (Permitted Payments) of the Shareholders’ Undertaking Agreement.

23.4	Insurance

(a)	Each Borrower shall at all times effect and maintain insurance on and in relation to its business and assets with reputable underwriters or insurance companies.

(b)	Any Borrower shall pay all premiums and do all other things necessary to maintain the insurances required to be effected and maintained by it pursuant to paragraph (a) above.

23.5	Transactions

(a)

Each Obligor shall conclude any transaction with a third party, irrespective of whether or not it is a Subsidiary of the Ultimate Parent, only on terms reasonably no less favourable to it than those that could reasonably be obtained by it on an arm’s length basis. It will further waive any Financial Indebtedness owed by any person to it only for valuable market consideration.

(b)	No Obligor shall permit to subsist or conclude any transactions with a member of the Mercer Group, other than:

(i)	agreements with an aggregate value of less than EUR 8,000,000 (per annum and on an aggregate basis for the Borrowers) and which are entered into on arms-length basis; and

(ii)	agreements entered into with the prior written consent of the Agent (such consent not to be unreasonably withheld).

23.6	Syndication

In the event that the Original Lender notifies the Borrowers of its intention to syndicate the Facility the Borrowers shall provide at their own cost assistance to the Original Lender in the syndication of the Facility, including by taking all reasonable steps to make management available for the purpose of making presentations to, or meeting, potential lending institutions and comply with all reasonable requests for information from potential syndicate members.

23.7	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.8	Environmental Compliance

Each Obligor shall obtain and maintain all requisite Environmental Permits and comply with:

(a)	all applicable Environmental Laws; and

(b)	the terms and conditions of all Environmental Permits applicable to it,

and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.9	Environmental Claims

Each Borrower shall inform the Agent in writing as soon as reasonably practicable upon its becoming aware of:

(a)	any Environmental Claim which has been commenced or threatened against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim might, if determined against that member of the Group, would be expected to have a Material Adverse Effect.

23.10	Taxation

(a)

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

(b)	No Obligor shall be materially overdue in the filing of any Tax returns.

23.11	Capitalisation

Each Obligor shall ensure that, at all times after the date of this Agreement or, if later, the date it becomes a Party, it and each of its Subsidiaries have sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it and them.

23.12	Negative pledge

No Obligor shall create or permit to subsist any Security over all or any of its assets or create any restriction or prohibition on encumbrances over all or any of its assets, other than Permitted Encumbrances.

23.13	Disposals

(a)

No Obligor shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, including any material investment (Beteiligungen) or divisions (Betriebsteile).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of assets that are worn out, obsolete or redundant;

(iv)	which is a Permitted Transaction;

(v)	to which the Majority Lenders have given their prior written consent; or

(vi)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above does not exceed EUR 10,000,000 (or its equivalent in another currency or currencies) in any financial year.

23.14	Financial Indebtedness

No Obligor shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in each case, Permitted Indebtedness.

23.15	Treasury Transactions

No Obligor shall enter into any Treasury Transaction, other than the hedging transactions documented by the Hedging Agreements.

23.16	Merger and agreement on profit

(a)	No Obligor shall enter into:

(i)	any amalgamation, demerger, merger, consolidation or corporate reconstruction or any transaction with the commercial effect of the foregoing; or

(ii)

any profit and loss transfer agreement (Ergebnisabführungsvertrag), any partnership agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any similar arrangement having as a consequence that a third party shares in the profits of any member of the Group or exercises control over any member of the Group.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Transaction; or

(ii)	any action taken with the prior written consent of the Majority Lenders.

23.17	Acquisitions

No Obligor shall without the prior written consent of the Agent acquire (whether by way of shares or assets) any company or business (separately or in a series of related acquisitions):

(a)	the aggregate value of which exceeds EUR 30,000,000 (or its equivalent in another currency or currencies) in respect of the Borrowers (on a combined basis); and

(b)	that the funding of which is fully or partially provided for by the proceeds of a Loan.

23.18	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)

Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Transaction.

23.19	Change of business

No Obligor shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

23.20	Share capital

No Obligor shall without the prior written consent of the Majority Lenders:

(a)	redeem, purchase, return or make any repayment in respect of any of its share capital or make any capital distribution or enter into any agreement to do so; or

(b)

issue any shares or grant any person any right (whether conditional or unconditional) to call for the issue or allotment of any shares in the capital of such Obligor (including an option or a right of pre-emption or conversion) or enter into any agreement to do any of the foregoing, in each case, other than in accordance with the terms hereof and the terms of the Shareholders’ Undertaking Agreement.

23.21	Distributions and withdrawals

No Obligor shall make any Distribution or make or declare any other dividend or distribution to any third party other than dividends or distributions made in accordance with the terms of this Agreement and the terms of the Shareholders’ Undertaking Agreement.

23.22	Subordinated Debt

No Obligor shall:

(a)	pay interest on any Subordinated Debt; and/or

(b)	prepay, repay, redeem, purchase or otherwise acquire any Subordinated Debt prior to the Termination Date,

in each case, other than in accordance with the terms of this Agreement and the terms of the Shareholders’ Undertaking Agreement.

23.23	Limitations of undertakings

Notwithstanding the foregoing provisions of this Clause 23 (General undertakings) (but without prejudice to any of the obligations thereunder of any Obligor not incorporated in Germany), the undertakings set out in clause 23.13 (Disposals), clause 23.16 (Merger and agreement on profit), clause 23.18 (Joint Ventures), clause 23.19 (Change of business), clause 23.20 (Share capital), clause 23.21 (Dividends and withdrawals) and clause 23.22 (Subordinated Debt) (the “Relevant Undertakings”) are not and shall not be given by any German Obligor. However:

(a)

each German Obligor shall give to the Agent not less than twenty (20) Business Days’ prior written notice if it or any of its Subsidiaries proposes to take or permit any action or circumstance which, if all the Relevant Undertakings had been given by that German Obligor on the date of this Agreement and had thereafter remained in force, would constitute a breach of any of the Relevant Undertakings;

(b)

the Agent shall be entitled, within ten (10) Business Days of receipt of notice under paragraph (a) above, to request that the relevant German Obligor supplies to the Agent, in sufficient copies for the Lenders, such further relevant information as the Agent (acting reasonably) may consider necessary for the purposes of this Clause 23.23 and such German Obligor shall supply such further information promptly and in any event within ten (10) Business Days of the request therefore, subject to any relevant confidentiality obligations provided that the relevant Obligor has used all reasonable endeavours to procure a release from any such confidentiality obligations;

(c)

if any Lender considers that the relevant action or circumstance (taken alone or together with other actions or circumstances, whether or not permitted hereunder) may have a Material Adverse Effect or materially and adversely affects its interests as a Lender under the Finance Documents, it may so notify the Agent in writing;

(d)

if, by not later than the date ten (10) Business Days after receipt by the Agent of notice pursuant to paragraph (a) above (or, if later and additional information has been requested pursuant to paragraph (b) above, by not later than the date ten (10) Business Days after receipt by the Agent of such additional information if received within the prescribed time or the date ten (10) Business Days after the request therefore if not), the Agent has received notices pursuant to clause paragraph (c) above from Lenders which constitute the Majority Lenders, the Agent shall promptly notify the Borrower and the Lenders; and

(e)

if the Agent gives notice to the Borrower pursuant to paragraph (d) above or the relevant action is undertaken or circumstance is permitted before the date two (2) Business Days after the latest time for the receipt by the Agent of notices pursuant to paragraph (d) above, the undertaking of the relevant action or permitting of the relevant circumstances shall immediately constitute an Event of Default provided that, for the avoidance of doubt, no failure of any German Obligor to perform or comply with an obligation under a Relevant Undertaking shall of itself constitute an Event of Default.

23.24	Conditions subsequent

The Borrowers shall not later than six (6) Business Days after the first Utilisation Date pay the relevant purchase price to the seller under the Purchase Agreement and provide evidence thereof to the Agent (in form and substance reasonably satisfactory to the Agent).

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within ten (10) Business Days of its due date.

24.2	Financial covenants and financial indebtedness

Any requirement of Clause 22 (Financial covenants) is not satisfied or any Obligor does not comply with any provision of Clause 23.14 (Financial Indebtedness).

24.3	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 22 (Financial covenants) and Clause 23.14 (Financial Indebtedness)).

(b)

A German Obligor does not comply with a Relevant Undertaking after the Agent has confirmed, within the periods set out in Clause 23.23 (Limitation of undertakings), that it considers the relevant action or step to have material adverse consequences for the Lenders’ risk or security position.

(c)	An Obligor does not comply with any provision of any Security Document.

(d)

No Event of Default under paragraph (a) and (c) above will occur if the Agent considers that the failure to comply is capable of remedy and is remedied within twenty (20) Business Days, of the earlier of (A) the Agent giving notice to a Borrower and (B) a Borrower becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 24.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 10,000,000 (or its equivalent in any other currency or currencies) at any one time, or (ii) any event or circumstance that would otherwise give rise to, or cause an Event of Default to occur, under paragraphs (a) to (d) above is disputed in good faith by the relevant Obligor or Obligors affected thereby by way of appropriate proceedings.

24.6	Insolvency

If:

(a)	any German Obligor or other member of the Group that is incorporated or established or has a place of business in the Federal Republic of Germany:

(i)	is unable to pay its debts as they fall due (Zahlungsunfähigkeit);

(ii)

commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in sections 17 to 19 of the German Insolvency Act (InsO);

(iii)

files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors or management of any such German Obligor or member of the Group is required by law to file for insolvency; or

(iv)

the competent court takes any of the actions set out in section 21 of the German Insolvency Act (InsO) or the competent court institutes insolvency proceedings against any such German Obligor or member of the Group (Eröffnung des Insolvenzverfahrens); or

(b)	any non-German Obligor or other member of the Group:

(i)	is declared bankrupt or enters into a preliminary or definitive moratorium pursuant to the applicable bankruptcy laws;

(ii)	becomes, or admits to being, unable generally to pay its debts as they fall due; or

(iii)

otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so or a moratorium is declared in respect of any of its Indebtedness.

24.7	Insolvency and similar proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than (i) a solvent liquidation or reorganisation of any member of the Group which is not an Obligor (ii) in the case of such action by a creditor, a Borrower can demonstrate, by providing opinion of a reputable lawyer to that effect, such action is frivolous, vexatious or an abuse of the process of the court or relates to a claim for which a good defence exists which is being vigorously defended;

(b)	a composition, assignment or arrangement with any creditor of any member of the Group;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (including the directors of any member of the Group requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security over any assets of any member of the Group which is not discharged within 30 days,

or any analogous procedure or step is taken in any jurisdiction.

24.8	Execution or attachment

Any execution (Zwangsvollstreckung) or attachment (Beschlagnahme) (or any event which under the laws under of any other jurisdiction that has a similar effect) is levied against, or an encumbrancer takes possession of the whole, or any material part, of the assets of a Borrower is not discharged within 30 days.

24.9	Shareholders’ Undertaking Agreement

(a)

The Parent or Ultimate Parent fails to comply with the provisions of, or does not perform its obligations under, the Shareholders’ Undertaking Agreement unless: (i) the Agent considers the relevant non-compliance or non-performance is capable of remedy; and (ii) the relevant non-compliance or non-performance is remedied within twenty (20) Business Days of the earlier of the Agent giving notice to the Parent or Ultimate Parent and the date the Parent or Ultimate Parent became aware or ought to have reasonably become aware of such non-compliance or non-performance.

(b)

A representation or warranty given by any party in the Shareholders’ Undertaking Agreement is incorrect in any material respect and, if the non-compliance or circumstances giving rise to such misrepresentation are capable of remedy, it is not remedied within thirty (30) days of the earlier of the Agent giving notice to the respective party or the respective party becoming aware of the non-compliance or misrepresentation.

24.10	Cessation of business

Any Borrower or the Ultimate Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business except as a result of a disposal which is a Permitted Transaction.

24.11	Audit qualification

(a)	A Borrower’s auditor qualifies such Borrower’s audited annual financial statements.

(b)	The auditors of the Mercer Group qualify the audited annual consolidated financial statements of the Ultimate Parent.

24.12	Expropriation

The authority or ability of any Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Borrower.

24.13	Repudiation and rescission of agreements

(a)

Any Borrower (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)

Any party to the Transaction Documents (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect.

24.14	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions expressly provided for in the Transaction Documents or against any member of the Group or its assets which has or would have a Material Adverse Effect.

24.15	Unlawfulness

It is or becomes unlawful for any Borrower to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

24.16	Environmental matters

(a)	Any Environmental Contamination is discovered on any site owned, leased, occupied or used by any member of the Group which might reasonably be expected to have a Material Adverse Effect.

(b)

Any member of the Group fails to comply with any Environmental Law or any Environmental Permit or an Environmental Claim is made against any member of the Group and as a result a Material Adverse Effect occurs or is reasonably likely to occur.

24.17	Material adverse change

Any situation or event occurs or series of events occur (including a change to any regulation) which has a Material Adverse Effect.

24.18	Acceleration

At any time after the occurrence of (i) an Event of Default set out in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants and financial indebtedness), Clause 24.6 (Insolvency), Clause 24.7 (Insolvency and similar proceedings), Clause 24.8 (Execution or attachment) in relation to a Borrower and Clause 24.15 (Unlawfulness) or (ii) any other Event of Default and at any time thereafter while such Event of Default is continuing and either the Agent, or as the case may be, the Majority Lenders has or have determined in its or their reasonable opinion taking into account the enforcement value of any Guarantee and Security, that due to said Event of Default the ability of the Borrowers to perform any of their obligations under the Finance Documents has been materially impaired and/or the Agent or the Majority Lenders have given consideration to the reasonable concerns of the Borrowers and to avoid such notice, the Agent may, and will if so directed by the Majority Lenders, by written notice to the Borrowers do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	require the Borrowers to:

(i)	procure that the liabilities of each of the Lenders and any Issuing Bank under or in connection with each Letter or Credit are promptly reduced to zero; or

(ii)	provide cash collateral for each Letter of Credit in an amount specified by the Agent and in the currency of that Letter of Credit, whereupon the Borrowers will do so; and/or

(e)	exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that no such assignment or assignment and transfer by assumption of contract (Vertragsübernahme) shall be permitted to any person that competes with or operates in a business reasonably similar to a Borrower.

(b)

Subject to Clause 25.2 (Conditions of assignment and assignment and transfer by assumption of contract (Vertragsübernahme)), each Party hereby gives its consent in advance to any assignment and assignment and transfer by assumption of contract (Vertragsübernahme) as referred to in paragraph (a) above. Receipt of a Transfer Certificate by the Agent shall constitute notice of the assignment and assignment and transfer by assumption of contract (Vertragsübernahme) and each Party irrevocably authorises (bevollmächtigt) and instructs the Agent to receive each such notice on its behalf and irrevocably agrees that each such notice to be given to such party may be given to the Agent. For the purposes of this Clause 25.1 each Finance Party, which is incorporated or established under the laws of the Federal Republic of Germany hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

25.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

(a)

The consultation of the Borrowers is required for an assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)

An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 25.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(d)	If:

(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(e)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 2,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)

accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.8 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be lost (being the “Terminated Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Terminated Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender and the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.7	Security over Lenders’ rights

(a)

In addition to the other rights provided to Lenders under this Clause 25.7, each Lender may without consulting with or obtaining consent from any Obligor at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), except that no such assignment, charge, pledge or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 25.1 (Assignments and transfers by the Lenders), Clause 25.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and Clause 25.3 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a) above.

(d)

Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

25.8	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 25.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)

the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.8 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.7 (“Know your customer” checks), a Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the relevant Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the relevant Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.4	Resignation of a Guarantor

(a)	A Borrower may request that a Guarantor (other than the Original Guarantors) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the relevant Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the relevant Borrower has confirmed this is the case);

(ii)	all the Lenders have consented to the relevant Borrower’s request,

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

(c)

If the resignation of a Guarantor is accepted in accordance with paragraph (b) of this Clause 26.4 the Agent shall instruct the Security Agent to release any Transaction Security granted by that Guarantor, in accordance with Clause 28.26 (Releases).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK AND THE REFERENCE BANKS

27.1	Appointment of the Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)

Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each of the Arranger and the Lenders hereby exempts the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent accordingly.

27.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in call other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(a)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(b)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(c)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)

Nothing in any Finance Document constitutes the Agent, the Arranger or the Issuing Bank as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	None of the Agent, the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Agent, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by a Borrower is made with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or Arranger (as the case may be) holds the required approval, licence or registration.

(i)

Notwithstanding any provision of any Finance Document to the contrary, none of the Agent, the Arranger or Issuing Bank is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it

27.8	Responsibility for documentation

None of the Agent, the Arranger or the Issuing Bank is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Issuing Bank), neither the Agent nor the Issuing Bank will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or the Issuing Bank) may take any proceedings against any officer, employee or agent of the Agent or the Issuing Bank in respect of any claim it might have against the Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Munich, Germany as successor by giving notice to the Lenders and the Borrowers.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent (acting through an office in Germany).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Replacement of the Agent

(a)

After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in Germany, Luxembourg or the United Kingdom).

(b)

The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.15	Relationship with the Lenders

(a)

Subject to Clause 25.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.16	Credit appraisal by the Lenders and Issuing Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Issuing Bank confirms to the Agent, the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender or Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.18 pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

27.19	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 27.18 (Role of Reference Banks), Clause 38.3 (Other exceptions) and Clause 40 (Confidentiality of Funding Rates) pursuant to section 328 para 1 Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

28.	THE SECURITY AGENT

28.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)

Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Transaction Security

(a)	The Security Agent shall:

(i)

hold and administer any Transaction Security governed by German law which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee (treuhänderisch) for the benefit of the Secured Parties; and

(ii)

administer any Transaction Security governed by German law which is pledged (Verpfändung) or otherwise transferred to any Secured Party under an accessory security right (akzessorische Sicherheit) as agent.

(b)	Each Secured Party (other than the Security Agent) hereby authorises the Security Agent (whether or not by or through employees or agents):

(i)

to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Security Documents; and

(iii)

to accept and enter into as its attorney (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Party in connection with the Finance Documents under German law and to agree to and execute on its behalf as its attorney (Stellvertreter) any amendments, confirmations and/or alterations to any Security Document governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Transaction Security.

(c)

Each of the Secured Parties (other than the Security Agent) hereby relieves the Security Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Security Agent accordingly.

(d)

Each Secured Party (other than the Security Agent) hereby ratifies and approves all acts and declarations previously done by the Security Agent on such Secured Party’s behalf (including for the avoidance of doubt any declarations made by the Security Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

(e)

Each of the Secured Parties (other than the Security Agent) hereby authorises the Security Agent to (sub-)delegate any powers granted to it under this Clause 28.2 to any attorney it may elect in its discretion and to grant powers of attorney to any such attorney (including the exemption from self-dealing and representing several persons (in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible)).

28.3	Parallel Debt (Covenant to pay the Security Agent)

(a)

Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Obligor to Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount.

(b)

The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 28.3, irrespective of any discharge of such Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts.

(c)

Any amount due and payable by an Obligor to the Security Agent under this Clause 28.3 (Parallel Debt (Covenant to pay the Security Agent)) shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 28.3.

(d)

The rights of the Secured Parties (other than the Security Agent) to receive payment of amounts payable by each Obligor under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 28.3. Each Obligor’s parallel obligation under this Clause 28.3 towards the Security Agent constitutes a single and separate obligation from any other debt of each Obligor under the Finance Documents.

28.4	Instructions

(a)	The Security Agent shall:

(i)

subject to paragraphs (c) and (d) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (acting on behalf of the Majority Lenders or, as the case may be, all the Lenders); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clause 28.7 (No duty to account) to Clause 28.12 (Exclusion of liability), Clause 28.15 (Confidentiality) to Clause 28.21 (Custodians and nominees) and Clause 28.24 (Acceptance of title) to Clause 28.26 (Releases);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 33.1 (Order of application); and

(B)	Clause 33.4 (Permitted Deductions).

(d)

If giving effect to instructions given by the Agent (acting on the instructions of the Majority Lenders) would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 30.5 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(e)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (c)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(f)

The Security Agent may refrain from acting in accordance with any instructions of the Agent, the Majority Lenders or any other group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)

Without prejudice to the provisions of the remainder of this Clause 28.4, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

(h)

At any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

(i)

The Secured Parties shall not have any independent power to enforce or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

28.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document.

(c)

Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.6	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

28.7	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

28.8	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.9	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)

The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party, any Lenders or any group of Lenders has not been exercised; and

(iii)	any notice made by the Borrowers is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)

Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)

The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s gross negligence or wilful misconduct.

(h)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Security Agent to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Security Agent holds the required approval, licence or registration.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.10	Responsibility for documentation

The Security Agent shall not be responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.11	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.12	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent), the Security Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising or not exercising any right, power, authority or discretion given to it by or in connection with any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent may rely on this Clause .

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party (other than the Security Agent),

on behalf of any Secured Party (other than the Security Agent) and each Secured Party (other than the Security Agent) confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any liability of the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent at any time which increase the amount of that loss. In no event shall the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent has been advised of the possibility of such loss or damages.

28.13	Lenders’ indemnity to the Security Agent

(a)

Each Lender shall in proportion to its share of the Total Commitments (or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Security Agent within three (3) Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

28.14	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Borrowers and to the Agent on behalf of the Lenders.

(b)

Alternatively the Security Agent may resign by giving 30 days’ notice to the other Parties (or the Agent on behalf of the Lenders), in which case the Majority Lenders may appoint a successor Security Agent.

(c)

If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)

The retiring Security Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(f)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 28.25 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 28.14 and Clause 16.3 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)

The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrowers.

28.15	Confidentiality

(a)

In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty.

28.16	Information from the Lenders

Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

28.17	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.18	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

28.19	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

28.20	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.21	Delegation by the Security Agent

(a)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, in its discretion, think fit in the interests of the Secured Parties.

(c)

The Security Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

28.22	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Secured Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

28.23	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

28.24	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 28.14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

28.25	Releases

Upon a disposal of any of the Charged Property or the resignation of an Obligor in accordance with Clause 25.2 (Changes to the Obligors):

(a)	pursuant to the enforcement of the Transaction Security by the Security Agent;

(b)	if that disposal is permitted under the Finance Documents; or

(c)	if the Security Agent is instructed to release the Transaction Security granted by the resigning Obligor under the terms of Clause 25.2 (Changes to the Obligors),

the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security or the Transaction Security given by that Obligor and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset or Obligor.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 30.3 (Recovering Finance Party’s rights).

30.5	Exceptions

(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid amount owing to the Agent, or the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)), or the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any sum due but unpaid under any Hedging Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

31.7	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	APPLICATION OF PROCEEDS

33.1	Order of Application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent;

(b)

in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 31.5 (Partial Payments);

(c)

if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

33.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 33.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 33.

33.3	Currency Conversion

(a)

For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

33.5	Discharge of Secured Obligations

(a)

Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

33.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 33.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or unencrypted email.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Original Obligor, that identified with its name below;

(b)	in the case of each Lender, the Issuing Bank or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)

Any communication or document by the Finance Parties to the Obligors may be made or delivered to ZPR for its own account and for the account of the Obligors. For that purpose each Obligor appoints ZPR as its agent of receipt (Empfangsvertreter).

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

34.5	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by unencrypted electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.5.

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

35.2	Certificates and Determinations

(a)

The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)

The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or gross negligence or fraud can be shown.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)

Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

38.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change to the Borrowers or Guarantors (other than, for the avoidance of doubt, a change to the Parties pursuant to the operation of Clause 26 (Changes to the Obligors));

(f)	any provision which expressly requires the consent of all the Lenders;

(g)

Clause 2.2 (Finance Parties’ rights and obligations), Clause 9.2 (Change of control), Clause 9.8 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), this Clause 38, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction); or

(h)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

38.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.

39.	CONFIDENTIAL INFORMATION

39.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25.7 (Security over Lenders’ rights), Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.15 (Relationship with the Lenders));

(iv)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(vii)	who is a Party; or

(viii)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(iv), (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 and Clause 25.7 (Security over Lenders’ rights) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing, trading and tipping and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.7	Continuing obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	CONFIDENTIALITY OF FUNDING RATES

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

40.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(iii)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(iv)	upon becoming aware that any information has been disclosed in breach of this Clause 40.

40.3	No Event of Default

No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)

The courts of Munich, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Munich, Germany, are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

43.1

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

43.2

If the Parties to this Agreement choose to conclude this Agreement pursuant to Clause 43.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance Deutschland LLP, attention to Axel Schlieter (axel.schlieter@cliffordchance.com) or Salome Jibuti (salome.jibuti@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

43.3

For the purposes of this Clause 43 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Borrower	Registration number (or equivalent, if any)

Zellstoff- und Papierfabrik Rosenthal GmbH	HRB 210443

Mercer Timber Products GmbH	HRB 513236

Name of Original Guarantor	Registration number (or equivalent, if any)

Zellstoff- und Papierfabrik Rosenthal GmbH	HRB 210443

Mercer Timber Products GmbH	HRB 513236

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment

UniCredit Bank AG	EUR 70,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Borrowers

(a)

In relation to each Borrower an up-to-date electronic copy of a commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable).

(b)	In relation to each Borrower a copy of a resolution signed by all the holders of the issued shares of such Borrower approving the terms of, and the transactions contemplated by the Finance Documents.

(c)

For each Borrower, a specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which that Borrower is a party.

(d)

A certificate of an authorised signatory of the relevant Borrower certifying that each copy document relating to it specified in this Part I of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

Each of the following documents duly executed by all the parties thereto:

(a)	this Agreement;

(b)	the Shareholders’ Undertaking Agreement;

(c)	the Security Documents;

(d)	the Release Agreement;

(e)	each Fee Letter; and

(f)	any other document agreed to be a “Finance Document” by both the Agent and the Borrowers.

3.	Transaction Documents

(a)	A copy of the Shareholder Loan Agreement duly executed by all the parties; and

(b)	any other document agreed to be a “Transaction Document” by both the Agent and the Borrowers.

4.	Legal opinion

A legal opinion of Clifford Chance Deutschland LLP, legal advisers to the Arranger and the Agent in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence

(a)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of the Ultimate Parent and ZPR.

(c)	The budget and financial forecast in relation to MTP.

(d)	The duly executed Purchase Agreement together with a confirmation that all conditions precedent and closing conditions (except for the payment of the purchase price) have been fulfilled.

(e)	Confirmation by the Agent that no Utilisations (other than the Existing Letters of Credit) under the Existing Revolving Facility are outstanding.

(f)	Evidence that equity amounts in an aggregate amount of not less than EUR 52,000,000 have been made available to MTP (either by way of share capital or under a Shareholder Loan Agreement).

(g)

Copy of the documents evidencing that any existing security over the real estate (and related fixtures) being the subject of the Acquisition shall be released upon the payment of the outstanding secured amounts.

(h)

A certificate signed by the authorised directors of the Original Obligors confirming (i) no Default has occurred and is continuing and (i) no Material Adverse Effect has occurred or would occur by any borrowing or guaranteeing (as the case may be) under this Agreement.

(i)	The Agent being satisfied that any Lender has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(j)

Evidence that the fees, costs and expenses then due from any Original Obligor pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrowers.

2.

In relation to an Additional Guarantor incorporated or established in Germany an up-to-date certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable). In relation to an Additional Guarantor incorporated or established in a jurisdiction than other than Germany a copy of its constitutional documents.

3.

In relation to an Additional Guarantor incorporated or established in Germany a copy of a resolution signed by all the holders of the issued shares in such Additional Guarantor and/or if applicable a copy of a resolution of the supervisory board (Aufsichtsrat) and/or if applicable the advisory board (Beirat) of such Additional Guarantor approving the terms of, and the transactions contemplated by the Finance Documents. In relation to an Additional Obligor incorporated or established in a jurisdiction other than Germany a copy of a resolution signed by all the holders of the issued shares in each such Additional Guarantor, approving the terms of, and the transactions contemplated by the Finance Documents.

4.	A copy of a resolution of the board of directors of the Additional Guarantor incorporated or established in a jurisdiction other than Germany:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

5.

A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which that Additional Guarantor is a party.

6.

In relation to an Additional Guarantor incorporated or established in a jurisdiction other than Germany a certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.

A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	A legal opinion of Clifford Chance Deutschland LLP, legal advisers to the Arranger and the Agent in Germany.

11.

If the Additional Obligor is incorporated or established in a jurisdiction other than Germany, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Guarantor is incorporated or established.

12.

If the proposed Additional Guarantor is incorporated or established in a jurisdiction other than Germany, evidence that a process agent has accepted its appointment in relation to the proposed Additional Guarantor together with a copy of the executed process agent appointment letter in relation to the proposed Additional Guarantor.

SCHEDULE 3

UTILISATION REQUEST

From:	[name of relevant Borrower]

To:            [Agent]

Dated:

Dear Sirs and Madams

EUR 70,000,000 Revolving Credit Facility Agreement

dated [                ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	euro

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.

[The Borrower] confirms to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. [The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:         [    ] as Agent

From:     [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

EUR 70,000,000 Revolving Credit Facility Agreement

dated [                ] (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)

The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) and in accordance with Clause 25.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 27.1 (Appointment of the Agent).

4.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.

5.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be assigned and transferred by way of assumption of contract (Vertragsübernahme)

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                ].

[Agent]

By:

SCHEDULE 5

FORM OF ACCESSION LETTER

To:        [    ] as Agent

From:    [Subsidiary] and [Borrower]

Dated:

Dear Sirs and Madams

EUR 70,000,000 Revolving Credit Facility Agreement

dated [    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.

We confirm to each Finance Party that each of the Repeated Representations is true and correct in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.

For and on behalf of	For and on behalf of

[Borrower]	[Subsidiary]

By:	By:

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:        [    ] as Agent

From:    [resigning Obligor] and [Borrower]

Dated:

Dear Sirs and Madams

EUR 70,000,000 Revolving Credit Facility Agreement

dated [    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 26.4 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with are governed by German law.

For and on behalf of	For and on behalf of

[Borrower]	[Subsidiary]

By:	By:

NOTES:

* Insert any other conditions required by the Facility Agreement.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:         [    ] as Agent

From:    [    ]

Dated:

Dear Sirs and Madams

EUR 70,000,000 Revolving Credit Facility Agreement

dated [                ] (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants]

3.	[We confirm that no Default is continuing.]*

Signed:

	Director	Director

[insert applicable certification language]

for and on behalf of [name of auditors]

NOTES:

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

EXISTING LETTERS OF CREDIT

Letter of Credit No.	Currency	Amount	L/C Type	Beneficiary
460940268763 Ident No: 120	EUR	2,661,125.50	Vertrags- erfüllungs- Bürgschaft	Thüringer Landes- verwaltungsamt
31134020081451 Ident No: 300	EUR	400,000	Inlands-Zahlungs garantie 460940012588	DVB Bank AG

SCHEDULE 9

EXISTING SECURITY

Name of Obligor	Security	Total principal amount of indebtedness secured
ZPR	Account pledge agreement dated 19 August 2009	EUR 25,000,000

ZPR	Global assignment agreement dated 19 August 2009	EUR 25,000,000

ZPR	Pledge of hedging claims dated 19 August 2009	EUR 25,000,000

ZPR	Transfer of assets by way of security dated 19 August 2009	EUR 25,000,000

ZPR	Land charge Blankenstein, number 1/8 in connection with the EUR 5,000,000 loan agreement entered into between ZPR as borrower and Kreissparkasse Saale-Orla as lender	EUR 5,000,000

SCHEDULE 10

EXISTING INDEBTEDNESS

Name of Obligor	Name of creditor	Total principal amount outstanding
ZPR	Kreissparkasse Saale-Orla Am Sparkassenplatz 1 07907 Schleiz Federal Republic of Germany	EUR 5,000,000

SCHEDULE 11

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Arranger]

To:    [Name of potential lender]

From:    [Arranger]

Dated:

Dear Sirs and Madams

Re: EUR 70,000,000 Revolving Credit Facility Agreement (the “Agreement”) dated [                ] for Zellstoff- und Papierfabrik Rosenthal GmbH and Mercer Timber Products GmbH as borrowers (the “Borrowers”)

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information with the knowledge and approval of the Borrowers and to prevent front-running of the Facility, by your signature of a copy of this letter you agree as follows:

1.1	Confidentiality Undertaking

You undertake:

(a)

to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 1.2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)

to keep confidential and not disclose to anyone except as provided for by paragraph 1.2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

(c)	to use the Confidential Information only for the Permitted Purpose.

1.2	Permitted Disclosure

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.1(b) above as you shall consider appropriate:

(a)

to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 1.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)

to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

(c)	with the prior written consent of us and the Borrowers.

1.3	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 1.2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

1.4	Return of Copies

If you do not participate in the Facility and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 1.2(b) above.

1.5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date on which you become a party to the Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

1.6	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)

neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)

we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

1.7	Entire Agreement; No Waiver; Amendments, etc.

(a)

This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)

No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

1.8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

1.9	Nature of Undertakings

The undertakings given by you in this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrowers and each other member of the Group.

1.10	Governing law and Jurisdiction

(a)

This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by German law.

(b)

The courts of Germany have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

1.11	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies and where such term is used in this letter each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To:    [Arranger]

The Borrowers and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 12

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-4 3.00 pm (CET)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00 pm (CET)

EURIBOR is fixed	Quotation Day 11:00 am (CET)

“U” = date of utilisation

“U - X” = Business Days prior to date of utilisation

SIGNATURES

THE BORROWERS

For and behalf of ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

By:	/s/ Leonhard Nossol	By:	/s/ Andrea Huettenrauch
	Name: Leonhard Nossol		Name: Andrea Huettenrauch
	Title: Geschäftsführer		Title: Finance Director

Address:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 36642 8 2000

Email:	Leonhard.Nossol@zpr.de

Attention:	Leonhard Nossol, Managing Director

For and behalf of MERCER TIMBER PRODUCTS GMBH

By:	/s/ Leonhard Nossol	By:	/s/ Andrea Huettenrauch
	Name: Leonhard Nossol		Name: Andrea Huettenrauch
	Title: Geschäftsführer		Title: Handlungsbevollmächtigte

Address:	Mercer Timber Products GmbH
Hauptsraße 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 36642 8 2000

Email:	Leonhard.Nossol@zpr.de

Attention:	Leonhard Nossol, Managing Director

THE ORIGINAL GUARANTORS

For and behalf of ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

By:	/s/ Leonhard Nossol	By:	/s/ Andrea Huettenrauch
	Name: Leonhard Nossol		Name: Andrea Huettenrauch
	Title: Geschäftsführer		Title: Finance Director

Address:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 36642 8 2000

Email:	Leonhard.Nossol@zpr.de

Attention:	Leonhard Nossol, Managing Director

For and behalf of MERCER TIMBER PRODUCTS GMBH

By:	/s/ Leonhard Nossol	By:	/s/ Andrea Huettenrauch
	Name: Leonhard Nossol		Name: Andrea Huettenrauch
	Title: Geschäftsführer		Title: Handlungsbevollmächtigte

Address:	Mercer Timber Products GmbH
Hauptsraße 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 36642 8 2000

Email:	Leonhard.Nossol@zpr.de

Attention:	Leonhard Nossol, Managing Director

THE ARRANGER

For and on behalf of UNICREDIT BANK AG

By:	/s/ Marc Thümecke	By:	/s/ Lawrence Alexander
Name:	Marc Thümecke		Name: Lawrence Alexander
Title:	Managing Director		Title: Associate Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	LaurencePatricia.Alexandre@unicredit.de

Attention:	Laurence Alexandre

THE AGENT

For and on behalf of

UNICREDIT BANK AG
By:	/s/ Barbara Pieper	By:	/s/ Manuela Schöettner-Ullrich
Name:	Barbara Pieper		Name: Manuela Schöettner-Ullrich
Title:	Director		Title: Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	Manuela.Schoettner-Ullrich@unicredit.de

Attention:	Manuela Schoettner-Ullrich

THE SECURITY AGENT

For and on behalf of

UNICREDIT BANK AG

By:	/s/ Barbara Pieper	By:	/s/ Manuela Schöettner-Ullrich
Name:	Barbara Pieper		Name: Manuela Schöettner-Ullrich
Title:	Director		Title: Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	Manuela.Schoettner-Ullrich@unicredit.de

Attention:	Manuela Schoettner-Ullrich
THE ISSUING BANK
For and on behalf of

By:	/s/ Marc Thümecke	By:	/s/ Lawrence Alexander
	Name: Marc Thümecke		Name: Lawrence Alexander
	Title: Managing Director		Title: Associate Director

Address:	UniCredit Bank AG
Niederlassung Mainfranken
Berliner Platz 6
97080 Würzburg
Federal Republic of Germany

Email:	Stefanie.Stilkerich@unicredit.de

Attention:	Stefanie Stilkerich

THE HEDGING BANK

For and on behalf of

UNICREDIT BANK AG

By:	/s/ Marc Thümecke	By:	/s/ Lawrence Alexander
Name:	Marc Thümecke		Name: Lawrence Alexander
Title:	Managing Director		Title: Associate Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	patrick.taubner@unicredit.de

Attention:	Patrick Taubner

THE ORIGINAL LENDER
UNICREDIT BANK AG
By:	/s/ Marc Thümecke	By:	/s/ Lawrence Alexander
Name:	Marc Thümecke		Name: Lawrence Alexander
Title:	Managing Director		Title: Associate Director

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Email:	LaurencePatricia.Alexandre@unicredit.de

Attention:	Laurence Alexandre